UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 E. Geddes Avenue, Suite 500

Englewood, Colorado 80112

(Address of principal executive offices) (zip code)

(303) 846-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RRGB	Nasdaq (Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Christopher Meyer as Interim Chief Financial Officer

Christopher Meyer’s service as the Company’s interim principal financial officer and principal accounting officer will conclude on May 31, 2026, in connection with the expiration of his independent contractor agreement with the Company, dated November 28, 2025, and the appointment of Mr. Graff as the Company’s principal financial officer and principal accounting officer on such date.

Appointment of Mark Graff as Chief Financial Officer

On April 29, 2026, Red Robin Gourmet Burgers, Inc. (the “Company”) appointed Mark Graff to the position of Chief Financial Officer, effective May 4, 2026. Mr. Graff, age 47, will become the Company’s principal financial officer and principal accounting officer on May 31, 2026, succeeding Christopher Meyer, the Company’s interim Chief Financial Officer, in both roles. Prior to joining the Company, Mr. Graff most recently served as President of Bonefish Grill and Fine Dining at Bloomin’ Brands, Inc., a casual dining restaurant company, from November 2023 to November 2025, where he led a $900 million business across more than 220 restaurants. During his tenure at Bloomin’ Brands, Mr. Graff held senior leadership roles across finance, strategy and investor relations, from January 2012 to November 2025, leading global business development, capital planning and complex merger and acquisition initiatives. Prior to Bloomin’ Brands, Mr. Graff held positions at Deloitte from 2010 to 2012 and Raymond James from 2004 to 2010.

There are no arrangements or understandings between Mr. Graff and any other persons pursuant to which he was appointed as Chief Financial Officer, and no family relationships among any of the Company’s directors or executive officers and Mr. Graff. Additionally, Mr. Graff has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with Mr. Graff’s appointment as Chief Financial Officer of the Company, Mr. Graff and the Company entered into an employment agreement, dated April 29, 2026 (the “Employment Agreement”). The Employment Agreement provides for the following compensation: (i) an annual base salary of $500,000; (ii) eligibility to receive an annual bonus with a target of 75% of Mr. Graff’s base salary, prorated for the Company’s 2026 fiscal year; and (iii) an equity inducement award with a target value equal to 120% of Mr. Graff’s base salary for the Company’s 2026 fiscal year, with the opportunity to participate in the Company’s long-term incentive program in subsequent fiscal years. Mr. Graff may also participate in the Company’s standard benefit plans, as may be amended from time to time, in which other executive officers are eligible to participate, and will be eligible to participate in the Company’s Executive Severance Plan, as described under the heading “Employment Agreements, Separation Arrangements, and Executive Severance Plan―Executive Severance Plan” in the Company’s Definitive Proxy Statement filed with the SEC on March 26, 2026, and which description is incorporated by reference herein, with a “Change in Control Cash Severance Multiplier” of 1.0, a “Change in Control Benefits Continuation Period” of 12 months, a “Non-Change in Control Cash Severance Multiplier” of 1.0, a “Non-Change in Control Benefits Continuation Period” of 12 months, and a “Restricted Period” of 12 months in the event of a Change in Control Qualifying Termination or 12 months in the event of a Non-Change in Control Qualifying Termination (in each case, as such terms are defined in the Executive Severance Plan). Mr. Graff will be subject to customary restrictive covenants in the Employment Agreement, including nondisclosure of confidential information, nondisparagement, return of Company property, and, during employment and for the twelve months following termination of employment, non-competition and non-solicitation of employees, and non-interference with suppliers and business relations of the Company.

The foregoing summary does not purport to be a complete description and is qualified in its entirety by the Employment Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, by and between Red Robin Gourmet Burgers, Inc. and Mark Graff, dated April 29, 2026
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated April 29, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROBIN GOURMET BURGERS, INC.

Date: April 30, 2026

By:	/s/ Sarah A. Mussetter
Name:	Sarah A. Mussetter
Title:	Chief Legal Officer